UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of Earliest Event Reported): February 22, 2005
         -----------------------------------------------
                        EACO CORPORATION
     ------------------------------------------------------
     (Exact name of registrant as specified in its charter)

                             Florida
                        -----------------
         (State or Other Jurisdiction of Incorporation)

             0-14311                          59-2597349
    (Commission File Number)     (IRS Employer Identification No.)

      2113 Florida Boulevard, Neptune Beach, Florida 32266
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      (Address of principal executive offices and zip code)

                         (904) 249-4197
       --------------------------------------------------
      (Registrant's telephone number, including area code)

                              None
   ----------------------------------------------------------
  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General
Instruction A.2. below):

  [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CF 230.425)

  [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01 Entry into a Material Definitive Agreement.
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On February 22, 2005, EACO Corporation (the "Registrant") entered into an asset purchase agreement (the "Asset Purchase Agreement") with Banner Buffets, LLC ("Banner Buffets") under which it will sell to Banner Buffets, LLC 16 restaurants that EACO now operates under the Whistle Junction, Florida Buffet and Ryan's names. The total purchase price for the restaurant premises and all the equipment and other assets used in the restaurant operations will be $29,950,000; $25,950,000 in cash at closing and a promissory note for $4 million. The promissory note pays monthly interest at 8% per annum and calls for a reduction in principal of $1.5 million on its second anniversary, an additional reduction of $1.5 million on its third anniversary, with the remainder to be paid on the fourth anniversary. The note is secured by restaurant equipment valued at less than $1 million. Pursuant to the asset purchase agreement, Banner Buffets will pay up to an additional $250,000 for each restaurant converted to the Whistle Junction concept between February 1, 2005 and the closing, which is expected to be in mid-April. At or prior to the closing, the remaining 4 restaurants operated under the Ryan's brand will be converted to Whistle Junction or Florida Buffets brands.

      Banner Buffets is not acquiring any of the liabilities of EACO but is assuming obligations under capital leases of approximately $6 million. At closing, mortgages and other liens encumbering the properties totaling about $12.6 million will be paid off.

      Banner Buffets has a 30-day due diligence period during which it may terminate the transaction if the review reveals any information that could have a material adverse effect on its ability to consummate the transaction which cannot be cured prior to the closing. If the Buyer terminates under that provision, it is entitled to receive back the $500,000 escrow deposit it has made. In the event that Buyer fails to obtain suitable financing within the due diligence period, EACO may terminate the agreement and retain $250,000 of the deposit.

        The transaction is subject to shareholder approval. Following the expiration of the 30-day due diligence period, an Information Statement will be mailed to EACO's shareholders fully describing the transaction and its impact on the Company. The Company currently plans that following the closing, it will continue to own 2 restaurant properties, one of which is leased to another operator, and continue to lease 2 additional restaurants which are now subleased to other operators. It will also seek out other business opportunities. The asset purchase agreement provides that the Company and its principal shareholder will not for 5 years after the closing participate in any restaurant similar to or in competition with the current business of the Company or Banner Buffets within 30 miles of any of the sold restaurants.

Item 9.01  Financial Statements and Exhibits.
---------------------------------------------

(c)  Exhibits

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-B:

Exhibit No.        Description
-----------        -----------
10.1               Asset Purchase Agreement between Banner buffets,
                   LLC and EACO Corporation dated February 22, 2005

99.1               Press Release


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                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: February 25, 2005           EACO CORPORATION



                                   By:/s/Edward B. Alexander
                                      ----------------------
                                   Name: Edward B. Alexander
                                   Title: President and Chief
                                          Operating Officer


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